Exhibit 99.1

Contact: Libba Letton, libba.letton@wholefoods.com 512/542-3031

Whole Foods Market® adds Blake Nordstrom to board of directors

(Austin, Texas) June 8, 2011 — Whole Foods Market (NASDAQ: WFM), the leading natural and organic foods supermarket, today announced the addition of Blake W. Nordstrom to the company’s board of directors, increasing the size of the board to 12 members. He will serve on the audit committee.

Nordstrom, 50, has been president of Nordstrom, Inc., since 2000 and has served as a member of the company’s board of directors since 2005. As president, Nordstrom has worked with the executive team to sharpen the company’s focus on the customer while enhancing the shopping experience across all channels of the business.

“We are excited about the business experience and the customer perspective that Blake will bring to our board,” said Walter Robb, co-CEO for Whole Foods Market.

“The entire Board has great respect for the Nordstrom company,” added Dr. Ralph Sorenson, chairman of the nominating and governance committee for the Whole Foods Market board. “The success of its business culture is something to admire, and Blake will be a terrific addition to Whole Foods Market’s board.”

Nordstrom began his career working in the stockroom of the downtown Seattle store in the 1970s, and from there, worked his way through school selling shoes. He went on to hold various positions with the company including store, buying and regional management. Nordstrom was named a co-president of the company in 1995 and became president of Nordstrom Rack in 2000 before receiving his current assignment later that year.

Nordstrom has been a member of the board of directors for the Federal Reserve Bank of San Francisco since 2007, for the Federal Reserve Bank of San Francisco’s Seattle Branch from 2004 to

2006, and he has served on the board of directors for the Downtown Seattle Association since 1992.

Nordstrom was elected by the Whole Foods Market board of directors to serve until the company’s annual meeting in March 2012, at which time he will be included on the shareholder ballot.

Now in its 110th year in business and 40th year as a public company, Nordstrom is one of the nation’s leading fashion specialty retailers, with 214 stores in 29 states and sales of more than $9 billion in 2010.

About Whole Foods Market® Founded in 1980 in Austin, Texas, Whole Foods Market (wholefoodsmarket.com, NASDAQ: WFMI), is the leading natural and organic food retailer. As America’s first national certified organic grocer, Whole Foods Market was named “America’s Healthiest Grocery Store” by Health magazine. The company’s motto, “Whole Foods, Whole People, Whole Planet”™ captures its mission to ensure customer satisfaction and health, Team Member excellence and happiness, enhanced shareholder value, community support and environmental improvement. Thanks to the company’s nearly 60,000 Team Members, Whole Foods Market has been ranked as one of the “100 Best Companies to Work For” in America by FORTUNE magazine for 14 consecutive years. In fiscal year 2010, the company had sales of more than $9 billion and currently has more than 300 stores in the United States, Canada and the United Kingdom.

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